Exhibit 99.1

Third Quarter Performance Reports

Kansas Grid

Grid performance for U.S. Premium Beef, LLC (USPB) cattle delivered to Kansas plants during the third quarter (Q3) of fiscal year 2025 is summarized in Table 1.

For the seventh consecutive quarter, the Kansas cash cattle market set a record. This was an astounding $48 higher than Q3 last year. Figure 1 (page 4) shows the quarterly average cash cattle price used on the USPB Base grid.

Strong cattle markets, low cost of gain and high quality grade rewards encouraged cattle feeders to extend the feeding period. This was also an alternative to paying high prices for new feeder cattle to refill an empty pen. The “In Weight x DOF/100” index (Figure 2) was the second highest quarterly average in company history. In other words, cattle were fed more days on feed (DOF) in relation to their placement weight (In Weight) entering the feedyard.

In weights were in the top 20% of company history and DOF was the third highest. This resulted in record high average backfat thickness and apparent total feedyard gain. Live slaughter weights were 35 pounds greater and carcass weights were 20 pounds more than a year ago. Both were the second highest in company history.

Yield, or dressing percentage of USPB cattle, in Figure 3, has been high during the past five quarters. Coupled with record high cattle prices, that pushed the yield benefit per head, shown in Figure 4, to a record high level. In other words, high yielding cattle on the grid have an advantage in pounds of carcass weight in relation to live weight. Having even a little better carcass weight was worth a lot during Q3.

Prime percentage of USPB carcasses was the third highest in company history. The USPB Choice and Prime percentage was in the top 12% of quarterly averages on record. USDA reported an industry average of 83.39% Choice and Prime.

Premiums used on the USPB grid are driven by USDA reports of the boxed beef market. These rewards for quality grade typically increase in the third quarter, then peak in the fourth quarter. Prime premium, Choice/Select spread and the premium for Certified Angus Beef® (CAB) were all higher in Q3 compared to the previous quarter and a year ago. As a result, quality grade premium per head ranked in the top 5% historically.

The percentage of yield grade 4 and 5 carcasses was the fourth highest, driven by the record high backfat previously mentioned. Ribeye area in relation to carcass weight remained above average for Q3. Otherwise, yield grades would have been even higher. As a result, yield grade 4 and 5 percentage was similar to the previous quarter.

The average total premium per head was the second highest in company history at $116.15. The top 25% averaged $184.79 per head more than selling on the Kansas live market. “Other premium” is now listed. This includes the EID tag payment and the Genetic Merit Score premium.

Liver condemnation percentage was record high. This is likely related to the added days on feed and some influence from beef-on-dairy cross cattle in the mix which are known for higher levels of liver condemnation. The previous record was set during the second quarter of 2025.

USPB Quarterly Newsletter | November 2025	1

FROM THE REPORTS November 2025

USPB Grid Performance for Cattle Harvested in Kansas

* = record high/large

Table 1	FY25, Q3 (this Qtr)	FY25, Q2 (last Qtr)	FY24, Q3 (year ago)	FY25, Q4 as of Nov. 1
USDA-KS cash $/cwt.	$234.67*	$218.21	$186.33	$236.59
CH/SE spread, $/cwt.	$19.70	$15.23	$16.53	$19.73
Prime/Choice spread, $/cwt	$22.91	$14.23	$20.32	$34.50
CAB spread, $/cwt.	$6.20	$3.62	$5.55	$6.76
YG 4&5 Threshold, %	15.00	15.00	15.00	15.00
% steers	47.53	44.37	45.95	42.49
% black hided	76.96	77.82	75.57	77.14
Apparent Avg Daily Gain	3.45	3.34	3.44	3.52
Placement weight	761	755	752	790
Days fed	190	194*	183	187
Live weight	1,416	1,403	1,382	1,448
Carcass weight	912	905	892	929
Yield, %	64.44	64.46	64.56	64.18
Prime, %	8.36	8.74	7.76	8.87
Choice & Prime, %	87.43	88.88	86.72	88.66
CAB, %	27.48	30.17	25.89	26.26
CHBP, %	0.55	0.65	0.71	0.50
Yield Grade 1&2, %	38.09	38.08	36.13	38.65
Yield Grade 3, %	42.15	42.61	42.21	40.73
Yield Grade 4&5, %	19.76	19.24	21.66*	20.63
Average backfat, inches	0.67*	0.63	0.66	0.67
Actual–Required REA, sq.in.	0.55	0.44	0.47	0.59
Heavyweight, 1101/up, %	4.76	4.41	3.05	7.59
Total Condemned liver, %	30.68*	25.31	22.28	32.50
Open Abscessed liver, %	5.12	5.16	5.12	4.14
QG premium/head	$59.13	$41.62	$46.97	$74.44
Yield benefit/head	$59.42*	$56.83	$53.48	$47.46
Yield Grade $/head	-$4.92	-$4.37	-$6.81	-$6.49
Outweight discount/head	-$4.97	-$4.73	-$3.44	-$8.40
Steer premium/head	$6.73*	$6.75	$6.50	$6.48
Subtotal premium/head	**$115.39**	**$96.10**	**$96.70**	**$113.49**
Other premium/head	$0.33	$0.36	$0.17	$0.31
Natural premium/head	$0.23	$0.40	$0.77	$0.43
Total premium/head	**$115.95**	**$96.86**	**$97.64**	**$114.23**
Top 25% premium/head	$184.79	$153.08	$152.73	$191.51

USPB Quarterly Newsletter | November 2025	2

Iowa Grid Summary

Grid performance for USPB cattle delivered to the Tama, Iowa, plant is summarized in Table 2.

While cattle performance can be compared, premiums on the Iowa grid cannot be compared directly to those from the Kansas grid. Only black-hided cattle were harvested at the Tama plant until Sept. 15 near the end of Q3. At that time, colored cattle were accepted for harvest. The Iowa grid compares back to a dressed delivered price in Iowa/Minnesota instead of a live price at the feedyard on the Kansas grid. Therefore, the Iowa grid does not have a “yield benefit.” Instead, the benefit of the $1 per cwt “formula allowance” added to the USDA dressed delivered price is listed. There are also other differences in the structure of the two grids.

Like Kansas, the fed cattle market and base carcass price on the Iowa grid were record high. Some significant improvements to the Iowa grid were made effective for cattle harvested July 28.

Live and carcass weights of USPB cattle on the Iowa grid increased compared to a year ago. However, the difference was less than on the Kansas grid. Yield, or dressing percentage, of the Iowa grid cattle decreased from the record high during the previous quarter but was similar to a year ago. The percentage of heavyweight carcasses over 1,100 pounds was record high. However, grid improvements resulted in a smaller outweight discount per head.

Prime percentage and the percentage of Choice and Prime were both lower than the previous quarter and a year ago. Industry average Prime percentage, reported by USDA, also decreased slightly from the previous quarter. Seasonally, Q3 tends to have a lower average quality grade for both Iowa USPB grid cattle and the national average. However, strong rewards for quality grade from the boxed beef market resulted in a quality grade premium per head that was greater in Q3 than the previous quarter and similar to a year ago.

Total premium per head was larger driven primarily by strong quality grade premium. Note that quality grade premium per head makes up the majority of the overall, total premium per head on the Iowa grid. Formula allowance was lower due to a greater concentration of contracted cattle. Smaller discounts for yield grade and outweights also strengthened the overall total premium per head.

During Q2 and Q3, base carcass price on the Iowa grid is usually strong compared to the Kansas grid. However, the Kansas market tends to have the advantage during the end of the year. This year, the Kansas market strengthened earlier and more rapidly than recent years. This was likely driven by the absence of market-ready Mexican-origin feeder cattle in Texas feedyards.

The value of Prime, CAB and Choice carcasses has never been higher! Cost of gain is well below current record-high selling prices. Strong quality rewards are strong and tend to be high in Q4. Both offer big rewards for feeding longer and selling more carcass weight, with a better dressing percentage, and more total quality grade reward. Call 866-877-2525 to learn about marketing cattle on USPB’s Kansas or Iowa value-based grids.

Find data on USPB’s Angus Link Genetic Merit Scorecard here: www.uspb.com/NewsItem.aspx?ID=119. Eligible cattle qualify for grid premiums.

USPB Quarterly Newsletter | November 2025	3

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Third Quarter Financial Results

U.S. Premium Beef has closed its books for the third quarter of fiscal year 2025 and has filed the results with the Securities and Exchange Commission.

For the quarter, which ended Sept. 27, 2025, USPB recorded net income of $1.3 million compared to net income of $3.5 million in the same period in the prior year, a decrease of approximately $2.2 million. Year-to-date, USPB recorded a net loss of $14.0 million compared to net income of $8.1 million in the same period in the prior year, a decrease of approximately $22.1 million. The year-over-year decrease was the result of lower net income at National Beef.

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For the third quarter, National Beef recorded net income of $8.3 million, a decrease of $13.7 million compared to the same period a year ago. Through the end of September, National Beef realized a net loss of $92.9 million, a decrease of $144.1 million from the prior year. Lower per-unit beef processing margin was the key driver of the decrease in overall profitability in the 2025 period, as compared to the 2024 period.

During the first three quarters of 2025, USPB producers delivered 644,448 head of cattle through USPB to National Beef plants, including Tama. The average gross premiums for all of the cattle delivered was $108.00 per head, with the top 25% and 50% receiving premiums of $175.70 and $149.49, respectively.

USPB’s unique advantage continues to be the superior quality cattle delivered by our producers, which enables National Beef to generate more value from the cattle we deliver and provides more opportunities in the consumer marketplace. Please call our office if you have questions about USPB’s financial and operational results.

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USPB Facts:

•	644,448 head were delivered in Q1-3, 2025
•	$108 per head Avg. Gross premium of all cattle delivered through USPB, Q1-3, 2025
•	20 million head have been delivered life of program.
•	$930 million total premiums, life of program.

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Caught Between Prices and Progress

With record-high cattle prices and historically tight supplies, producers face tough choices about capitalizing today or investing in tomorrow.

The U.S. cattle industry finds itself at a critical juncture, with historically high prices, tight inventories and global market uncertainties shaping the landscape for producers. Dr. Derrell Peel, Oklahoma State University Extension Livestock Marketing Specialist, shared his perspective on the state of the industry, providing insights from herd rebuilding to feedlot dynamics, trade and long-term market trends.

With regards to herd expansion speculation, Peel emphasizes that with record-high cattle prices, broad-based herd rebuilding has been slow, as many producers are choosing to sell animals rather than retain heifers.

“I used to tell people that we were thinking about thinking about it,” he explains on herd rebuilding predictions from summer 2024. “Fast forward to where we are now…it doesn’t look like things have changed very much from that standpoint.”

While anecdotal reports suggest some producers are holding back heifers, official data offers little indication of widespread retention. A lack of comprehensive data compounds the challenge of assessing the herd rebuild. Weekly slaughter numbers, carcass weights and upcoming inventory reports have been delayed or limited, leaving analysts working in what Peel describes as “a vacuum of information.”

He notes that physical limitations, such as drought, are not the primary factor restraining expansion. With generally better forage conditions this summer compared to last, Peel points to other contributors to a U-shaped inventory trend line.

Exceptionally high market prices mean producers often face a tension between capturing immediate revenue and investing in long-term herd expansion. Peel explains, “When we bottom out, prices go up initially… producers typically at that point in the cattle cycle need to sell stuff to heal financially, and then eventually they shift from a bird-in-the-hand kind of short run perspective to a longer run, more of an investment mode.”

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However, the current cycle has challenged that traditional pattern.

“It’s been tougher to do that this time,” Peel continues. “Producers are still pretty content to just take the money in hand and go ahead and sell.”

Skepticism from past experiences with high prices — particularly during the drought-driven peaks of a decade ago — has made some producers wary of committing to long-term retention. “Guys live by their experience,” Peel says, “and I don’t blame them for that.”

Consequently, he anticipates a measured approach to herd expansion. “I don’t get the sense that we’re ever going to jump out there...it’s going to be a slower paced process and probably an extended rebuilding process that’s going to take a number of years.”

The current herd cycle differs markedly from the last. Peel recalls that drought in the Southern Plains in 2011-2012 limited herd size, but the Northern Plains continued to build heifer inventories, setting the stage for rapid expansion by 2014.

The previous cycle experienced what Peel calls a “jackrabbit start” to expansion, fueled by regional retention of heifers. Today, by contrast, the industry is still consolidating numbers to reach a clear bottom, and aggregate retention appears minimal.

The stakes are historically significant. The 2025 beef cow herd may be the lowest inventory since 1961, while the combined beef and dairy total calf crop is projected to be the smallest since 1941.

Despite challenges, there are early signs the industry may be approaching a bottom. Cull rates have declined sharply over the past three years, reaching levels Peel says are “very consistent with the idea of the bottom of a cattle cycle and maybe the beginnings of herd expansion.” Still, without significant heifer retention, actual growth remains limited.

“We didn’t grow in 2025, and we’re not going to grow in 2026 because we already know there’s not enough heifers out there that can come on board,” he explains. “That would suggest that we have limited prospects for herd growth in 2027.”

Tight cattle supplies have affected feedlot operations across the country, yet Peel emphasizes their resiliency in holding inventories by means of feeding heifers and extending days on feed. “When we do start retaining heifers,” he notes, “that will pull down and tighten those already tight feeder supplies enough that will become more noticeable very quickly from a feedlot standpoint.”

Additionally, feedlots have managed inventories by extending the feeding period of calves, particularly dairy-origin animals, which require longer feeding times. However, Peel predicts the limits of these strategies are approaching, and he predicts feedlot inventories will drop in the next 6 to 12 months more noticeably than the last 24 months. Regional challenges, such as suspended Mexican cattle imports due to the New World screwworm, further exacerbate pressure on Southern Plains feedlots. Peel estimates a shortfall of 700,000 to 800,000 head compared with typical years, highlighting the uneven impact of these disruptions.

Regional imbalances in fed cattle supplies have also produced unusual price dynamics. This year, compounded by tighter southern feedlot inventories and the absence of Mexican cattle, there is an unusually high southern premium in the market. “I think it’s just an extension of what’s been there all along, but it’s being exaggerated by the current situation,” he says.

Feeding beef-on-dairy calves has become increasingly significant over the past few years. Peel shares rising values are encouraging dairy producers to maximize production, perhaps at the expense of maintaining their own replacement heifers. “I think there’ll be some stabilizing of that industry from an overall herd dynamic standpoint in the next two or three years,” he says.

Dairy-influenced calves perform predictably in feedlots, and their presence is unlikely to fade. While they may shift the profile of animals in the system, Peel says the overall impact on production is limited:

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“All of those [dairy] males and females were winding up in the feedlot anyway, so we haven’t changed overall numbers that much.”

Even amid falling supplies, he observes minimal evidence of consumers trading down in product selection, reflecting both quality improvements and broad-based consumer preference.

Peel highlights, “It has been really amazing over the last two-plus years, the resiliency and the robustness of this beef demand.

“The beef industry has made so much progress in the last 15 years on quality of product. I think that’s a big key to consumers being willing to pay for it,” he says.

While margins have been squeezed at the packer level, Peel anticipates feedlots and retailers will feel increasing pressure. “Consumer prices will go up, but they will never go up near as much or as fast as all the prices below them,” he says. “Feedlots will bear more of that margin squeeze than they have.”

Global trade dynamics add another layer of complexity. Beef exports have declined from record levels in 2022, partially due to tariffs and reduced access to China. Imports are rising considerably to maintain domestic supplies. With tight non-fed supplies, imports are moderating the U.S. ground beef market, “though not enough to keep us from having record high prices,” he says.

Looking ahead, Peel is of the mindset the herd will rebuild in a measured pace. “This market with the prices we’re seeing tells us we’re smaller than we need to be,” he says. “It’s providing incentives to regrow. It is taking longer than we expected, but I think we will respond to that.”

However, it is unlikely numbers will rebound to what they were. Beef cows peaked recently at 32 million head in 2019, and are currently down to 28 million head. Peel suspects numbers to peak to 30 million the next time around.

He also emphasizes the influence of global markets on the industry’s potential. Though domestic prices are at historically high levels, the ceiling for growth depends on international demand and trade access.

With a vision of a measured, balanced recovery, the industry is well-positioned to grow responsibly, meet global demand and continue building on the quality improvements that have defined U.S. beef in recent years, Peel concludes.

For producers navigating these volatile markets, Peel offers this advice: Maintaining a long-term perspective, adhering to sound production practices and managing calves properly are central to sustaining operations through periods of unprecedented volatility.

“These prices aren’t going to last forever,” he heeds. “I encourage producers to stick with your plan, and keep doing what you know you need to be doing. Keep doing good production things, manage these calves properly.

“The point is do the right things for yourself and for the industry.”

Dr. Derrell Peel Biography:

Derrell Peel is the Charles Breedlove Professor of Agribusiness in the Department of Agricultural Economics. He has served as the Extension Livestock Marketing Specialist since he came to Oklahoma State University in 1989. He has B.S. and M.S. degrees from Montana State University and a Ph.D. from the University of Illinois.

He previously served as the Superintendent of the Southeastern Colorado Range Research Station in Springfield, Colorado. His main program areas at Oklahoma State University include livestock market outlook and marketing/risk management education for livestock producers.

USPB Quarterly Newsletter | November 2025	7

Peel also works in the area of international livestock and meat trade with particular focus on Mexico and Canada and the North American livestock and meat industry. He lived in Mexico on sabbatical in 2001 and has developed an extensive knowledge of the Mexican cattle and beef industry, and the economics of cattle and beef trade between the U.S. and Mexico.

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The Combination for Progress

For Scott Anderson, operations manager at CRI Feeders of Guymon, Oklahoma, success in the cattle business comes down to two things — relationships and results.

At their customer-focused commercial feedyard, Anderson and his team finish cattle from ranches from all over the U.S. from anywhere south of a line stretching from Fresno, California, to South Carolina. Each animal represents the hard work and genetic investment of ranchers across the country, and Anderson takes pride in helping them maximize that potential.

“There’s a growing portion of our customer base that’s very quality-conscious,” Anderson explains. “We’ve all seen…the way quality has been rewarded back to the producer here over the last 15, 20 years. One of the ways that we’ve been able to help customers with that is through the grids and some of the other programs available through U.S. Premium Beef.”

CRI Feeders has marketed cattle to USPB for years, and Anderson says the partnership has provided tangible tools to improve both performance and profitability. Through the USPB grid and data-sharing programs, his team receives detailed carcass and quality feedback on the cattle they feed. That information flows back to their customers to help them make better breeding and management decisions at home.

“The ability to look at the data that comes back and help customers make better, more informed genetic decisions has really helped them move forward on what they’re trying to accomplish,” he says.

Anderson has witnessed the evolution of USPB from its earliest days. “I attended a lot of those first meetings and was really intrigued by the way it was being put together,” he recalls.

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“The grid system has always been based around rewarding people for putting the genetics together in a way that the quality will come through in the final product,” he says. “And because of those incentives, I think it’s helped move our entire industry forward.”

Trust, transparency and shared goals form the core of CRI Feeders’ relationship with USPB. “It’s like most relationships — it’s the people involved that really make things work,” Anderson says. “There’s a huge element of trust there. You can sit down with the USPB team, and they’ll work with you on the numbers and digging down to see where some of the emphasis needs to be placed.

“Some cow-calf operators are achieving levels of return on a per-cow basis today that none of us thought were possible,” he adds.

As technology continues to reshape ranching, Anderson sees the next generation embracing data-driven decision-making more than ever.

“Younger generations are adopting technology at the ranch level in ways we didn’t anticipate,” he says. “They’re managing costs better, tracking inputs and outputs…and collecting a database to allow them to review a report card and study what they’re doing.”

That innovation, coupled with programs like USPB, continues to push the industry forward. For Anderson, and many others, it’s rewarding to watch producers make progress and to be part of a system where collaboration, good cattle and reliable information all work together to drive improvement across the beef business.

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Young Producer Council Meets in Kansas City

In 2016, USPB started a Young Producers Council (YPC) program to better acquaint young men and women to company history, operations and the motivation to build USPB to the business it is today.

Nearly 150 individuals have now participated in the program, and have a better understanding on how they can use USPB in their operations back home. Nominated participants come from businesses that rely heavily on USPB for the marketing of their finished cattle. Many represent businesses that were founding members of USPB.

In August, the group met in Dodge City, Kansas, and learned of USPB formation from Tracy Thomas and Brian Bertelsen, and heard from National Beef procurement managers. During an evening event, the group heard from USPB Board Chairman Mark Gardiner, of the Gardiner Angus Ranch in Ashland, Kansas, and board member Dr. Randall Spare of the Ashland Veterinary Center, in Ashland, Kansas.

They also toured the Dodge City slaughter and processing facility. While in Kansas City recently, the group toured the Kansas City Steak Company, National Beef Leathers in St. Joseph, Missouri, and had sessions with USPB management, National Beef CEO Tim Klein, and several National operations and marketing managers.

If you have a staff member that could benefit from future YPC meetings, please email us at uspb@uspb.com.

USPB Quarterly Newsletter | November 2025	9

National Beef
205 Florence Road

USPB's Young Producer Council at the National Beef Leathers plant in St. Joseph, Missouri. Pictured are:

Back row (l to r): Grant Novinger of Novinger Farms in Kirksville, MO; Anthony Schuetz of Bloom Cattle Co., in Wetmore, KS; Nathan Stevenson of Knox Farms in Brewster, KS; Jesse Means of Means Ranch in Dublin, TX; Dean Klahr of Clawson Ranch Partnership in Meade, KS; Ethan Bellar of Bellar Farms in Howard, KS; Clinton Little of Brewer Land & Cattle Co., in Crockett, TX; and Taylor Hughes of Pratt Feeders in Pratt, KS.

Middle row (l to r): Colton Tiffany of Tiffany Cattle Co., in Allen, KS; T.J. Flax of Irsik Farms in Ingalls, KS; Lance Hanzlicek of L-4 Feeders in Hope, KS; Alberto Morales of Irsik & Doll in Garden City, KS; Weston Goyen of High Plains Farm Credit in Pratt, KS; Cooper Griffith of Western State Bank in Scott City, KS; Jess Bishop of Brewer Land & Cattle Co. in Crockett, TX; and Zack May of May Family Farms in Oberlin, KS.

Front row (l to r): Adalaide Kline of Colby Community College in Colby, KS; Leslie Dunlap of Ashland Feeders in Ashland, KS; Emma Wayne of Gardiner Angus Ranch in Ashland KS; and Amanda Sims of U.S. Premium Beef in Kansas City, MO.

USPB Quarterly Newsletter | November 2025	10

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Means Ranch Company Earns CAB Sustainability award

Jon and Jackie Means, of the Means Ranch located near Van Horn, Texas, received the Certified Angus Beef® (CAB) 2025 Sustainability Award.

This award recognizes ranches and feedyards for their commitment to environmental stewardship, animal care and community involvement. It highlights how family operations balance quality beef production with practices that protect the land for future generations.

The Means family’s 140-year legacy on the same land reflects their deep commitment to sustainability, with responsible water use, careful stewardship of wildlife and rangeland, and adaptive herd management that supports drought recovery and rebuilds with an eye toward grid premiums.

Congratulations to Means Ranch for this honor.

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Order USPB Branded Apparel

Just in time for the holidays, it is now possible to order clothing and promotional items with the USPB logo. USPB is working with Lands’ End, a well-known clothing provider for these items.

Users can order by going to “the USPB store front” at Lands’ End. The link is https://business.landsend.com/store/uspb/. It is also possible to access this store front by calling Lands’ End customer service number at 800-338-2000 and provide the USPB store front information.

At the store front, users will need to create an account, which is necessary for collecting your shipping and payment instructions. Please note, some items identified as promotional items might have minimum ordering requirements. Otherwise, clothing items can be ordered at your desired quantity. When ordering, users will be able to choose either an approved black and white, or four-color USPB logo for your item.

Happy shopping!

USPB Quarterly Newsletter | November 2025	11

Holiday Steaks

Make this holiday season special with premium steaks from the Kansas City Steak Company! As a valued USPB member, you can enjoy an exclusive 15% discount and free shipping on your holiday order.

To claim your discount, use code BEEFUSPB when ordering online at kansascitysteaks.com or placing a phone order at 888-KC-STEAK.

Merry Christmas from USPB!

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USPB FY 2025 Annual Meeting Notice

USPB will host its Fiscal Year 2025 Annual Meeting on March 26, 2026, in Dodge City, Kansas. This one-day meeting takes place at the United Wireless Arena and Conference Center. Attendees will have the opportunity to hear from USPB and National Beef management on FY 2025 results.

Three positions on USPB’s Board of Directors are up for election. John Freund of Atlantic, Iowa; Mark Gardiner of Ashland, Kansas; and Joe Morgan of Scott City, Kansas, currently hold these positions. All have indicated their desire to run for re-election. Unitholders who have an interest in becoming a candidate for USPB’s Board of Directors should contact the office at 866-877-2525. Applications are due to the USPB Nominating Committee by Dec. 18, 2025. We are excited to announce Dave Weaber, Senior Protein Analyst for Terrain Ag, as our evening keynote speaker. Terrain Ag is an agricultural analysis company that provides insights and forecasting for the agricultural economy to U.S. farmers and ranchers. Registration information for the meeting will be mailed in February 2026.

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Catch USPB at Upcoming Conventions

USPB will be participating in several livestock association meetings. Be sure to stop by our booth at these upcoming conventions:

•	Kansas Livestock Assoc. Convention and Trade Show | November 19-20 | Manhattan, Kansas
•	Iowa Cattle Industry Convention | December 16 | Altoona, Iowa
•	Missouri Cattlemen’s Association Convention | January 21-23, 2026 | Osage Beach, Missouri
•	National Cattlemen’s Beef Assoc. Convention and Trade Show | February 3-5, 2026 | Nashville, Tennessee

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Action Items:

•	Demand remains high for USPB Class A delivery rights. If you desire to lease delivery rights, please call our office for further information. The current lease rate is $9 per delivery right but is subject to change.
•	Fiscal Year 2025 ends Dec. 27, 2025. Any delivery rights need to be used prior to this date.
•	If any of your contact information has changed, please email your updates to uspb@uspb.com.

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2025/2026 UPCOMING SALES

USPB's Qualified Seedstock Suppliers are proud to offer genetics that can help achieve your goals. Check out these upcoming sales:

2025

NOVEMBER 22
Dalebanks Angus Inc.
Eureka, KS

NOVEMBER 24
Gardiner Angus Ranch
Ashland, KS

2026

JANUARY 24
Cow Camp Ranch, LLC
Ramona, KS

JANUARY 26
Gardiner Angus Ranch
Ashland, KS

FEBRUARY 19
Mogck & Sons Angus
Olivet, SD

FEBRUARY 27
RS Angus
Dodge City, KS

MARCH 2
Larson Angus Ranch
Sharon Springs, KS

MARCH 2
Lyons Ranch
Manhattan, KS

MARCH 4
CB Farms
Preston, KS

MARCH 7
Thorstenson Gelbvieh & Angus
Selby, SD

MARCH 10
Bar Arrow Cattle Co
Phillipsburg, KS

MARCH 11
Hornung Livestock
Stratton, CO

MARCH 15
Bruning Farms
Bruning, NE

MARCH 20
Marshall & Fenner
Malta Bend, MO

MARCH 21
Briarwood Farms
Butler, MO

MARCH 21
Molitor Angus Ranch
Zenda, KS

MARCH 23
Oleen Brothers
Dwight, KS

MARCH 24
Ferguson Angus
Agra, KS

MARCH 28
Sandhill Farms
Haviland, KS

PRIVATE TREATY

Blair Brothers Angus
Sturgis, SD

Harms Plainview Ranch
Lincolnville, KS

McCurry Bros. Angus
Sedgwick, KS

For more information and links to sale details, visit www.uspb.com.
You can also find details on private treaty sales year-round.

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